Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), is entered into as of November 2, 2015, but shall be effective upon the Effective Time (as defined in the Merger Agreement (as defined below)) (the “Effective Date”), between Thomas H. Dargan, Jr. (the “Executive”), and Seacoast National Bank (the “Bank”), together with its parent, Seacoast Banking Corporation of Florida (“Seacoast”). For purposes of this Agreement, the term “Corporation” shall refer to the Bank and Seacoast collectively or, if appropriate to the context, in the alternate. Notwithstanding anything to the contrary herein, the Executive’s employment hereunder is with the Bank.

RECITALS

The Executive has been President and Chief Executive Officer of Floridian Financial Group, Inc. (“FFG”), which, at the Effective Time, subject to specified terms and conditions, will be merged with and into Seacoast through a transaction described in the definitive Agreement and Plan of Merger by and among Seacoast, the Bank, FFG and Floridian Bank (“FB”), dated as of November 2, 2015 (the “Merger Agreement”); and

The Executive has served as Chief Executive Officer and Chairman of the Board of Directors of FB, which immediately after the Effective Time will be merged with and into the Bank pursuant to the terms of the Merger Agreement; and

The execution and delivery of this Agreement is a condition to the Corporation’s willingness to enter into the Merger Agreement; and

This Agreement supersedes in its entirety that certain employment agreement by and between FFG, FB and the Executive, dated November 14, 2013 (the “Prior Agreement”); however it is expressly agreed and understood by and between the parties hereto that the Executive’s entitlement to the SERP payments, pursuant to that certain Salary Continuation Agreement by and between FB and the Executive, dated March 31, 2009 (as amended November 14, 2013), is not being superseded and will be honored in accordance with its terms; and

The Bank desires to employ the Executive, and the Executive desires to be employed by the Bank, on the terms and conditions set forth herein; and

In consideration of the premises and mutual performance of the conditions hereinafter set forth, the sufficiency of which is hereby acknowledged, it is agreed as follows:

1.          Employment and Duties.

(a)          Termination of Prior Agreement. In consideration of the Executive’s compensation as described in this Agreement, the Corporation and the Executive agree that the Prior Agreement is terminated as of the Effective Date.

(b)          General. As of the Effective Date, the Bank shall employ the Executive as Market Executive Officer. The Executive shall report to Chuck Cross, EVP of Commercial Banking, and shall perform such duties and responsibilities and maintain such authority as is consistent with his title and status, as determined by Mr. Cross. Such duties and responsibilities shall be carried out in a manner consistent with applicable regulatory requirements and sound business practices.

(c)          Services. The Executive shall perform his duties faithfully and shall devote his full business time, attention and energies to the business of the Corporation, and while employed by the Bank, shall not engage in any other business activity that is in conflict with his duties and obligations to the Corporation.

(d)          Outside Enterprises. While employed by the Bank, the Executive shall not, directly or indirectly, render services to any other person or organization for compensation; provided, that the Executive may perform services without compensation in connection with the management of personal investments or in connection with the performance of charitable and civic activities, provided further that such activities do not contravene the provisions of this Section 1(d) or any of the restrictive covenants set forth in Sections 5, 6, 7 and 8 herein. Notwithstanding anything to the contrary in this Section 1(d), the Executive shall not (x) serve on the board of directors of any bank during the two (2) year period commencing on the Effective Date (whether or not the Executive continues to be an employee of the Bank) or (y) render services to any other person or organization in a manner that significantly interferes with his performance of his responsibilities to the Corporation (including, without limitation, compliance with the restrictive covenants set forth in Sections 5, 6, 7 and 8 herein), in accordance with this Agreement.

2.          Term and Location of Employment.

(a)          Term. The term of the Executive’s employment under this Agreement (the “Term”) shall commence on the Effective Date and continue through the second anniversary of the Effective Date (the “Initial Term”), unless the Executive’s employment is sooner terminated pursuant to the provisions of Section 4; provided, however, that on or before the end of the Initial Term, the Term may be extended for successive periods of one year each on materially similar terms and conditions as contained herein, upon the mutual written agreement of the parties.

(b)          Location. As of the Effective Date, the Executive’s initial principal place of business shall be the existing office of FFG located in Daytona, Florida, except that as determined by the Bank to be necessary and proper from time to time the Executive’s principal place of business may be at other locations of the Corporation. The parties acknowledge that the Executive shall be required to travel in connection with the business of the Corporation and the Bank.

3.          Compensation and Other Benefits. As compensation for services rendered during the Term, the Corporation shall pay and provide the Executive with the following:

(a)          Salary. During the Term, the Corporation shall pay the Executive a base salary (the “Salary”) at the rate of $255,000 per year, payable to the Executive in accordance with the normal payroll practices of the Corporation as are in effect from time to time. The amount of the Executive’s Salary shall be reviewed annually and, in the sole discretion of the Corporation, may be increased, but not decreased, during the Term, unless the Corporation faces exigent financial conditions, in which case the Executive’s Salary may be reduced pari passu with the other officers of the Corporation.

(b)          Transaction Bonus.

(i)          On the Effective Date the Corporation shall pay the Executive a lump sum cash amount of $268,500. This amount, together with the stock grant described in Section 3(b)(ii) below, is in lieu of any other payment to which the Executive may have been entitled pursuant to the Prior Agreement in connection with a “change in control” of FFG.

(ii)         As of the Effective Date, Seacoast shall grant to the Executive, pursuant to the Seacoast Banking Corporation of Florida 2013 Long-Term Incentive Plan (the “Plan”), 17,841 shares of Seacoast common stock (the “Shares”). Notwithstanding anything herein to the contrary, as a condition to the grant of the Shares, the Executive agrees to pay to the Corporation such amount as may be requested by the Corporation for the purpose of satisfying any liability for any Federal, state or local income or other taxes required by law to be withheld with respect to such Shares.

(c)          Retention Equity Award. As of the Effective Date, Seacoast shall grant to the Executive, pursuant to the Plan, 17,841 restricted shares of Seacoast common stock (the “Restricted Stock”). The Restricted Stock shall vest in one installment on the second anniversary of the Effective Date, conditioned upon the Executive’s continuing employment, except as otherwise provided herein, and subject to such other terms and conditions set forth in the Plan and the award agreement memorializing the Restricted Stock.

(d)          Reimbursement of Expenses: Automobile and Club Allowance. The Corporation shall reimburse the Executive for monthly club dues, assessments and related expenses, as well as reasonable expenses incurred in connection with his employment hereunder subject to guidelines issued from time to time by the Board and upon submission of documentation in conformity with applicable requirements of federal income tax laws and regulations supporting reimbursement of such expenses. The Executive also shall be entitled to receive from the Bank a monthly automobile allowance of $750.

(e)          Pension, Welfare and Fringe Benefits. During the Term, the Executive shall be eligible to participate in the medical, disability and life insurance plans applicable to executives of the Corporation generally in accordance with the terms and conditions of such plans as in effect from time to time; provided that nothing herein shall limit the ability of the Corporation to amend, modify or terminate any such benefit plans, policies or programs at any time and from time to time.

(f)          Vacation Time. Executive shall be entitled to ten (10) weeks of paid vacation per calendar year (as pro-rated for partial years) in accordance with the Corporation’s policy on accrual and use as in effect from time to time.

4.          Termination of Employment.    The Term shall conclude earlier than as stated in Section 2(a) only as provided herein.

(a)          Termination for Cause; Voluntary Resignation. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Corporation for Cause (as defined herein) or as a result of the Executive’s voluntary resignation (other than for Good Reason as set forth in Section 4(d)), the Executive shall be entitled to the following amounts: (A) payment of Salary to the extent any remains unpaid up to and including the date of termination or resignation, (B) payment in lieu of any accrued but unused vacation time, and (C) payment of any unreimbursed expenses consistent with Section 3(d) (collectively, the “Accrued Obligations”). Except to the extent required by the terms of the programs described in Section 3(e) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

(b)          Termination by the Corporation without Cause, prior to the Second Anniversary of the Effective Date. If, prior to the second anniversary of the Effective Date, the Executive’s employment is terminated by the Corporation other than for Cause (as defined herein), the Executive shall be entitled to (i) the Accrued Obligations, and (ii) if and only if the Executive executes and does not revoke a separation agreement, including a general release of all claims against the Corporation and its affiliates (substantially in the form attached hereto as Exhibit A, the “Release”)), then in addition to the Accrued Obligations, (A) the Corporation shall further provide the Executive, to the extent not prohibited by applicable law, with continued payment of his Salary through the second anniversary of the Effective Date (the “Severance Payments”), (B) the Corporation shall pay to the Executive any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the employment termination date, (C) all of Executive's then unvested Restricted Stock (as described in Section 3(c) herein), will automatically vest in full, and (D) the Corporation shall arrange for the Executive to continue to participate (through COBRA or otherwise) on substantially the same terms and conditions as in effect for the Executive (including any required contribution) immediately prior to such termination, in the medical, dental, disability and life insurance programs provided to the Executive pursuant to Section 3(e) hereof until the earlier of (x) the end of the 18-month period beginning on the effective date of the termination of the Executive's employment hereunder, (y) such time as the Executive is eligible to be covered by comparable benefits of a subsequent Employer, or (z) the date on which the Executive becomes eligible for Medicare. Except to the extent required by the terms of the programs described in Section 3(e), applicable law, or otherwise provided herein, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment. The Severance Payments shall be paid to the Executive in equal monthly installments over the period commencing within sixty (60) days following the date of termination, subject to Section 13 of this Agreement, and the Restricted Stock shall vest as of the date the Release becomes effective and irrevocable pursuant to its terms. Except to the extent required by the terms of the programs described in Section 3(e) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

(c)          Termination by the Corporation without Cause, on or after the Second Anniversary of the Effective Date. If, on or after the second anniversary of the Effective Date, the Executive’s employment is terminated by the Corporation other than for Cause, the Executive shall be entitled to the Accrued Obligations. Except to the extent required by the terms of the programs described in Section 3(e) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

(d)          Termination by the Executive for Good Reason, prior to the Second Anniversary of the Effective Date. Prior to the second anniversary of the Effective Date, the Executive shall have the right to terminate his employment for Good Reason upon prior written notice to the Corporation; in the event of such a termination, the Executive shall be entitled to receive the payments and benefits set forth in Section 4(b) above as if his employment had been terminated by the Corporation other than for Cause (subject in all cases to the terms and conditions set forth in Section 4(b)). “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Executive, unless such events are fully corrected in all material respects by the Corporation within thirty (30) days following written notification by the Executive to the Corporation:

(i)          material diminution in the Executive’s duties, authorities or responsibilities as in effect on the Effective Date (other than temporarily while physically or mentally incapacitated or as required by applicable law), or requiring to report to someone other than Mr. Cross or another EVP of Commercial Banking;

(ii)         a material reduction by the Corporation in Executive’s Salary as in effect from time to time;

(iii)        relocation of the Executive’s primary work location from Daytona, Florida; or

(iv)        the Corporation’s material breach of the Corporation’s obligations under this Agreement.

The Executive shall provide the Corporation with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the Executive first knows, or with the exercise of reasonable diligence would know, of the occurrence of such circumstances, and must actually terminate employment within thirty (30) days following the expiration of the Corporation’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Executive.

(e)          Termination by Reason of Death or Disability. If, prior to the expiration of the Term, the Executive dies or the Executive’s employment is terminated by the Corporation due to the Executive’s Disability (as defined herein), the Executive (or his estate, in the event of death) shall be entitled to the Accrued Obligations, and, provided that Executive (or his guardian or estate) executes and does not revoke the Release, then in addition to the Accrued Obligations, all of Executive's then unvested Restricted Stock (as described in Section 3(c) herein), will automatically vest in full in accordance with Section 14.6 of the Plan. Except to the extent required by the terms of the programs described in Section 3(e) or applicable law, the Executive (and his estate) shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment.

(f)          No Further Liability; Release. In the event of the Executive’s termination of employment, except as otherwise provided herein, payment made and performance by the Corporation in accordance with this Section 4, shall operate to fully discharge and release the Corporation and any affiliate thereof, and their directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives, from any further obligation or liability with respect to the Executive’s rights under this Agreement. Other than payment and performance under this Section 4, the Corporation and any affiliate thereof, and its directors, officers, employees, subsidiaries, affiliates, stockholders, successors, assigns, agents and representatives shall have no further obligation or liability to the Executive or any other person under this Agreement in the event of the Executive’s termination of employment.

(g)          For purposes of this Agreement, “Cause” shall mean that the Executive:

(i)          committed an act constituting a misdemeanor involving dishonesty or moral turpitude or a felony under the laws of the United States or any state or political subdivision thereof;

(ii)         violated laws, rules or regulations applicable to banks, investment banks, broker-dealers, investment advisors or the banking and securities industries generally, or becomes ineligible to serve as an officer of a depository institution, depository institution holding company, or a publicly-traded company;

(iii)        committed an act constituting gross negligence or willful misconduct causing harm to the Corporation;

(iv)         engaged in conduct that materially violated the internal policies or procedures of the Corporation and which is materially detrimental to the business, reputation, character or standing of the Corporation;

(v)          committed an act of fraud, intentional dishonesty or misrepresentation which is materially detrimental to the business, reputation, character or standing of the Corporation;

(vi)         violated any law relating to employment discrimination, harassment, or retaliation or any policy of the Corporation relating to employment discrimination, harassment or retaliation;

(vii)        used illegal drugs, abused other controlled substances or worked under the influence of alcohol;

(viii)      willfully refused to obey lawful directives from the Corporation or the board of directors of Seacoast (the “Board”) or the board of directors of the Bank;

(ix)         materially breached any of his obligations under this Agreement, including the restrictive covenants contained in Sections 5, 6, 7 and 8; or

(x)          engaged in a conflict of interest or self-dealing or materially violated a code or policy of the Corporation relating to business conduct, ethics, legal compliance or conflict of interest.

For purposes of this Section 4(g), an act or failure to act shall be considered “willful” only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company.

Any determination of Cause by the Corporation may not be made until the Executive has been given written notice detailing the specific Cause event or omission and a period of thirty (30) days following receipt of such notice to cure such event or omission (if such event(s) or omission(s) are susceptible to cure) to the reasonable satisfaction of the Corporation.

The Corporation shall furnish to the Executive in writing a notice of the subsection relied upon and describing the facts establishing Cause under that subsection.

(h)          For purposes of this Agreement, the Executive shall be considered to have “Disability” if either of the following conditions is met, as determined by the Bank in good faith:

(i)          The Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

(ii)         The Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank.

5.          Confidential Information and Trade Secrets: Cooperation; Return of Materials.

(a)          Covenants Regarding Non-disclosure of Trade Secrets and Confidential Information. The Executive covenants and agrees that: (i) during the Term he will not use or disclose any “Trade Secrets” or “Confidential Information” (as defined herein) of the Corporation or any affiliate thereof other than as necessary in connection with the performance of his duties for the Corporation or any affiliate thereof, and (ii) for a period of two (2) years immediately following the termination of his employment with the Corporation for any reason, the Executive shall not, directly or indirectly, transmit or disclose any such Trade Secrets or Confidential Information to any person and shall not make use of any such Trade Secrets or Confidential Information, directly or indirectly, for himself or others, without the prior written consent of the Corporation, except for a disclosure that is required by any law or order, in which case the Executive shall provide the Corporation prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a “trade secret” as that term is defined under a state or federal law, this Section 5(a) is not intended to, and does not, limit the rights or remedies of the Corporation or any affiliate thereof thereunder, and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

(b)          Effect of Disclosure. The Executive acknowledges that any disclosure to any third party of Trade Secrets or Confidential Information of the Corporation or any affiliate thereof not expressly allowed by this Agreement is detrimental to the Corporation and/or any affiliate thereof. In the event that any Trade Secret or Confidential Information of the Corporation or any affiliate thereof is disclosed by the Executive in violation of this Agreement, and the Corporation suffers damage in consequence thereof, the Executive shall be immediately, directly, and principally liable, with no limitation, for any and all costs, claims and damages (including, but not limited to, special, indirect, incidental and consequential damages, and reasonable attorneys’ fees and costs of litigation) sustained by the Corporation and/or any affiliate thereof as a result of such disclosure.

(c)          Insider Dealing; Unlawful Purpose. The Executive acknowledges that some or all of the Confidential Information and Trade Secrets of the Corporation or any affiliate thereof is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing, and the Executive agrees not to use any such Confidential Information or Trade Secrets for any unlawful purpose.

(d)          For purposes of this Agreement, “Confidential Information” means information, other than Trade Secrets, which relates to the Corporation or any affiliate thereof, their activities, their business or their suppliers or customers that is not generally known by persons not employed by the Corporation or any affiliate thereof, and which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his employment with the Corporation. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

(e)          For purposes of this Agreement, “Trade Secrets” means all information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Without limiting the foregoing, Trade Secret includes any documents or information that constitute a “trade secret(s)” under the common law or statutory law of the State of Florida and generally includes all source codes and object codes for the software of the Corporation or any affiliate thereof, all buyer and seller information and all lists of clients or suppliers to the extent that such information fits within the Florida Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the definitions or protections of the Florida Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. Trade Secrets shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right or privilege of the Corporation or any affiliate thereof.

(f)          Cooperation. The Executive agrees to cooperate with the Corporation, during the Term and thereafter (including following the Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Corporation or any affiliate thereof in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Corporation in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Corporation, as requested; provided, however that the same does not materially interfere with his then current professional activities. The Corporation agrees to reimburse the Executive for all reasonable and necessary expenses actually incurred in connection with his provision of testimony or assistance.

(g)          Return of Materials. The Executive agrees that he will not retain or destroy, and will immediately return to the Corporation on or prior to the termination of his employment with the Corporation, or at any other time the Corporation requests such return, any and all property of the Corporation or any affiliate thereof that is in his possession or subject to his control, including, but not limited to, keys, equipment, price lists, manuals, binders, customer lists and other customer information, supplier lists, financial information, all other files and documents relating to the Corporation and its business, together with all Trade Secrets and Confidential Information belonging to the Corporation or any affiliate thereof or that the Executive received from or through his employment with the Corporation. The Executive will not make, distribute or retain copies of any such information or property.

6.          Non-Recruitment.    The Executive hereby covenants and agrees that during the Term and for a period ending on the later of (x) the fifth (5th) anniversary of the Effective Date (whether or not the Executive remains employed by the Corporation and regardless of how the Executive’s employment may be terminated) and (y) the first anniversary following the termination of his employment with the Corporation for any reason, the Executive shall not, without the prior written permission of the Bank, directly or indirectly solicit or induce, or attempt to solicit or induce, any Protected Employee (as defined herein) to terminate his or her relationship with the Corporation and/or to enter into an employment or agency relationship with the Executive or with any other person or entity with whom the Executive is affiliated. For purposes of this Agreement, “Protected Employee” means any then-current employee of the Corporation or (ii) any employee of FFG or FB who worked at FFG or FB during the Executive’s employment by FFG and FB and who has not ceased employment for a minimum of a six month period with the Corporation, FFG or FB, as applicable.

7.          Nonsolicitation.    The Executive hereby covenants and agrees that during the Term and for a period ending on the later of (x) the fifth (5th) anniversary of the Effective Date (whether or not the Executive remains employed by the Corporation and regardless of how the Executive’s employment may be terminated) and (y) the first anniversary following the termination of his employment with the Corporation for any reason, the Executive shall not, without the prior written permission of the Bank, either directly or indirectly, for himself or on behalf of any other person or entity, (i) solicit or contact, or attempt to solicit or contact, any Customer or Prospective Customer (as defined herein) for purposes of engaging in the business of banking, fiduciary services, securities or insurance brokerage, investment management or services, lending or deposit taking (collectively, the “Business Activities”) or (ii) take any action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any Customer to cease conducting Business Activities with the Corporation or any affiliate thereof.

(a)          For purposes of this Agreement, “Customer” means any individual or entity to whom the Corporation or any affiliate thereof (including FFG and FB) has sold products or services related to the Business Activities.

(b)          For purposes of this Agreement, “Prospective Customer” means any individual or entity who is not a Customer, to whom the Corporation or any affiliate thereof (including FFG and FB) has marketed or presented products or services related to the Business Activities.

8.          Noncompetition.    The Executive hereby covenants and agrees that during the Term and for a period ending on the later of (x) the fifth (5th) anniversary of the Effective Date (whether or not the Executive remains employed by the Corporation and regardless of how the Executive’s employment may be terminated) and (y) the first anniversary following the termination of his employment with the Corporation for any reason, he will not, without the prior written consent of the Bank, directly or indirectly, as an employee, independent contractor, principal, agent, executive, officer, director, partner, trustee, consultant, greater than 5% equity owner or stockholder, or otherwise, engage or participate in the Business Activities, on behalf of any business or enterprise that competes with the Corporation or any affiliate thereof.

9.          Clawback; Injunctive Relief.    In addition to all other remedies available to the Corporation in the event of the Executive’s breach of Sections 5, 6, 7 or 8 of this Agreement, the Executive agrees that if any covenant set forth in Sections 5, 6, 7 or 8 is breached by the Executive in any material respect, then the Corporation may recover, and the Executive agrees to turn over promptly upon demand, the amount set forth in Section 3(b)(i).

The parties recognize that irreparable injury will result to the Corporation, its business and property in the event of the Executive’s breach of Sections 5, 6, 7 or 8 and that the Corporation’s remedy at law for such a breach will be inadequate. Accordingly, the Executive agrees and consents that in the event of such breach by the Executive, the Corporation or any affiliate thereof will be entitled, in addition to any other remedies and damages available, to both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by the Executive and all persons acting for or with the Executive, without posting bond. The Executive represents and admits that his experience and capabilities are such that he can obtain employment in a business engaged in other lines and/or of a different nature than the Corporation, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood. Nothing herein will be construed as prohibiting the Corporation or any affiliate thereof from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive.

10.         Severability.    The covenants set forth in Sections 5, 6, 7 and 8 shall be considered and construed as separate and independent covenants. Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Corporation and the Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

11.         Indemnification.

(a)          The Corporation shall indemnify, defend and hold the Executive harmless, to the maximum extent permitted by law, against all judgments, fines, amounts paid in settlement and all reasonable expenses, including attorneys’ fees incurred by the Executive, in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which the Executive is made or is threatened to be made a party by reason of the fact that the Executive is or was an officer or director of the Corporation, regardless of whether such action or proceeding is one brought by or in the right of the Corporation. Each of the parties hereto shall give prompt notice to the other of any action or proceeding from which the Corporation is obligated to indemnify, defend and hold harmless the Executive of which hit or she (as the case may be) gains knowledge.

(b)          The Corporation agrees that the Executive shall be covered and insured up to the full limits provided by all directors’ and officers’ insurance which the Corporation then maintains to indemnify its directors and officers (and to indemnify the Corporation for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors), subject to applicable deductibles and to the terms and conditions of such policies.

12.         No Mitigation.    In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by Executive as a result of subsequent employment.

13.         Section 409A.

(a)          General.    This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Corporation nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by the Executive as a result of the application of Section 409A of the Code.

(b)          Definitional Restrictions. Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable hereunder, or a different form of payment of such Non-Exempt Deferred Compensation would be effected, by reason of a change in control of the Corporation or the Executive’s Disability or termination of employment, such Non-Exempt Deferred Compensation will not be payable or distributable to the Executive, and/or such different form of payment will not be effected, by reason of such circumstance unless the circumstances giving rise to such change in control, Disability or termination of employment, as the case may be, meet any description or definition of “change in control event,” “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Non-Exempt Deferred Compensation upon a change in control, Disability or termination of employment, however defined. If this provision prevents the payment or distribution of any Non-Exempt Deferred Compensation, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Section 409A-compliant “change in control event,” “disability” or “separation from service,” as the case may be, or such later date as may be required by subsection 13(c) below. If this provision prevents the application of a different form of payment of any amount or benefit, such payment shall be made in the same form as would have applied absent such designated event or circumstance.

(c)          Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Agreement by reason of the Executive’s separation from service during a period in which he is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Corporation under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes):

(i)          the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Executive’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Executive’s separation from service (or, if the Executive dies during such period, within thirty (30) days after the Executive’s death) (in either case, the “Required Delay Period”); and

(ii)         the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period.

For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder; provided, however, that the Corporation’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Corporation, including this Agreement.

(d)          Treatment of Installment Payments. Each payment of termination benefits under Section 4 of this Agreement shall be considered a separate payment, as described in Treas. Reg. Section 1.409A-2(b)(2), for purposes of Section 409A of the Code.

(e)          Timing of Release of Claims. Whenever in this Agreement a payment or benefit is conditioned on the Executive’s execution of a separation agreement including a release of claims, such separation agreement including the release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination or resignation; failing which such payment or benefit shall be forfeited. If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 13(c) above, such payment or benefit (including any installment payments) that would have otherwise been payable during such sixty (60)-day period shall be accumulated and paid on the sixtieth (60th) day after the date of termination or resignation provided such separation agreement including the release shall have been executed and such revocation periods shall have expired. If such payment or benefit is exempt from Section 409A of the Code, the Corporation may elect to make or commence payment at any time during such sixty (60)-day period.

(f)          Timing of Reimbursements and In-kind Benefits. If the Executive is entitled to be paid or reimbursed for any taxable expenses under Sections 3(g), 4(e), or 5(f), and such payments or reimbursements are includible in the Executive’s federal gross taxable income, the amount of such expenses reimbursable in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense must be made no later than December 31 of the year after the year in which the expense was incurred. The Executive’s rights to payment or reimbursement of expenses pursuant to Section 3(g) or 4(e) shall expire at the end of two (2) years after the end of the Term, and the Executive’s rights to payment or reimbursement of expenses pursuant to Section 5(f) shall expire at the end of fifteen (15) years after the end of the Term. No right of the Executive to reimbursement of expenses under Sections 3(g), 4(e) or 5(f) shall be subject to liquidation or exchange for another benefit.

14.         FDIC Golden Parachute/Regulation Review.    Notwithstanding anything to the contrary, if any payment or benefit to the Executive under this Agreement or otherwise would be a golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act (“Golden Parachute Payment”) that is prohibited by applicable law at the time it is to be made, then the total payments and benefits will be reduced to the greatest amount of payments and benefits that could be made to the Executive without having any payment or benefit constitute a Golden Parachute Payment.

15.         Required Regulatory Approvals.    Notwithstanding any provision of this Agreement to the contrary, if approvals of banking regulatory or other governmental authorities having jurisdiction over the operations of the Corporation and/or the Bank are required as a condition to the Executive’s employment pursuant to this Agreement, including, without limitation, the FDIC or the OCC, then in such event this Agreement shall not be effective until such approvals are obtained. In the event any such required approvals are not obtained, this Agreement and the rights and obligations of the parties hereunder shall be automatically and without further action of any party hereto be terminated.

16.         Claw-Back.    The Executive shall be subject to the written policies of the Board applicable to executives generally, including without limitation and notwithstanding any provision herein to the contrary, any Corporation policy relating to claw-back of compensation, as they exist from time to time during the Executive’s employment by the Corporation.

17.         Limitation on Benefits.    (a)  Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any benefit, payment or distribution by the Corporation to or for the benefit of the Executive (whether payable or distributable pursuant to the terms of this Agreement or otherwise, including as a result of the consummation of the transactions contemplated by the Merger Agreement) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code, then the aggregate present value of the Payments shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be subject to the Excise Tax and therefore nondeductible by the Corporation because of Section 280G of the Code (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined in Section 17(b) below). For purposes of this Section 17, present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 17, the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(b)          All determinations required to be made under this Section 17, including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Corporation and the Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Corporation and the Executive within fifteen (15) business days of the receipt of notice from the Executive that a Payment is due to be made, or such earlier time as is requested by the Corporation. All fees and expenses of the Determination Firm shall be borne solely by the Corporation. Any determination by the Determination Firm shall be binding upon the Corporation and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section 17 (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Corporation to or for the benefit of the Executive together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

18.         General Provisions

(a)          No Other Severance Benefits. Except as specifically set forth in this Agreement, the Executive covenants and agrees that he shall not be entitled to any other form of severance benefits from the Corporation or any affiliate thereof, including, without limitation, benefits otherwise payable under any of the Corporation’s regular severance plans or policies or pursuant to the Prior Agreement, in the event his employment ends for any reason and, except with respect to obligations of the Corporation expressly provided for herein, the Executive unconditionally releases the Corporation and any affiliate thereof, and their respective directors, officers, employees and stockholders, or any of them, from any and all claims, liabilities or obligations under any severance or termination arrangements of the Corporation or any affiliate thereof.

(b)          Tax Withholding. All amounts paid to Employee hereunder shall be subject to all applicable federal, state and local wage withholding.

(c)          Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery, or certified mail, return receipt requested, or (if to the Corporation) by telex or facsimile, in any case delivered to the Executive at the last address on file, and to Corporation at the address set forth below:

To the Corporation:

Seacoast National Bank

815 Colorado Avenue

Stuart, Florida 34994

Attn: Corporate Secretary

or to such other persons or other addresses as either party may specify to the other in writing.

(d)          Representation by the Executive. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive in accordance with its terms. Breach of this representation will render all of the Corporation’s obligations under this Agreement void ab initio.

(e)          Assignment; Assumption of Agreement. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or set off by the Executive in respect of any claim, debt, obligation or similar process. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

(f)          Amendment. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the parties. No waiver by either party at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida (determined without regard to the choice of law provisions).

(h)          Arbitration. Except in circumstances where the Corporation seeks injunctive relief, any other dispute regarding the Executive’s employment with the Corporation shall first be mediated within thirty (30) days of the ripening of such dispute. If, after fourteen (14) days, mediation does not result in a complete resolution of the dispute, then the dispute shall be settled exclusively by arbitration, conducted in Stuart, Florida and before a panel of three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The decision of the arbitrators shall be final and binding. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Other than as expressly stated (a) each party shall pay all its own legal fees, costs and expenses, except to the extent that a party may prevail upon any claim under the Age Discrimination in Employment Act of 1967 (as amended) awarding the prevailing party attorneys’ fees, in which case the arbitrators, in their discretion, may grant reasonable costs and attorneys’ fees, in accordance with applicable law, and (b) joint expenses shall be borne equally among the parties.

(i)          Entire Agreement. This Agreement contains the entire agreement of the Executive and the Corporation with respect to the subject matter hereof and all prior agreements and term sheets are superseded hereby. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representatives, heirs and distributees).

(j)          Corporation Policies. The Executive as a condition of his employment shall be subject to all generally applicable policies, rules, regulations, and procedures of the Corporation, including, but not limited to the Employee Handbook, the Code of Conduct, and the Code of Ethics for Financial Professionals.

(k)          Effectiveness. This Agreement and the transactions contemplated herein shall be conditioned upon the occurrence of the Effective Time. In the event the Merger Agreement terminates prior to the Effective Time, this Agreement shall terminate automatically without any further action by any party and shall be void ab initio. Prior to the occurrence of the Effective Time, the Executive shall not be an officer, director, manager, employee or other “management official” of the Corporation (as that term is defined in 12 CFR Part 26) and has no authority to exercise any management or other functions with respect to the Corporation.

(l)          Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

(m)          Representation By Counsel. In connection with the negotiation and execution of this Agreement, the parties acknowledge that they have each had the benefit of representation by independent legal counsel and understand and agree to be bound by the terms set forth in this Agreement.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

SEACOAST NATIONAL BANK

By:	/s/ Dennis S. Hudson, III

Its:	Chairman & Chief Executive Officer
November 2, 2015
Date

THOMAS H. DARGAN, JR.

/s/ Thomas H. Dargan, Jr.
(Signature)

November 2, 2015
Date

EXHIBIT A

FORM GENERAL RELEASE

THIS AGREEMENT, entered into this DATE between THOMAS H. DARGAN, JR., an individual (“Employee”) and Seacoast Bank (“Seacoast”), hereinafter referred to as “the Bank”, a term which includes any and all current, former or future affiliated corporations, parent corporations, partnerships, divisions and subsidiaries, and the officers, directors, shareholders, agents, attorneys, successors and assigns of Seacoast.

1.	In accordance with the Employment Agreement by and between Seacoast and the Employee, date November __, 2015 (the “Employment Agreement”), a copy of which is attached hereto and incorporated herewith, Seacoast agrees to provide the consideration set forth in Section 4[(b)(ii)][(d)][(e)] of the Employment Agreement (the “Severance”) in exchange for this General Release.

2.	Termination of Employment with the Bank. Unless otherwise agreed, Employee’s employment with the Bank will terminate on DATE (“Termination Date”).

3.	Consideration. In consideration of Employee’s waiver and release of all claims against the Bank and other benefits provided to Employee under this Agreement, and subject to any forfeiture provisions provided for herein, the Bank shall provide the Employee with the Severance. Employee acknowledges that without this Agreement he would not otherwise be entitled to the Severance.

4.	Confidentiality of Agreement. Employee shall not disclose the contents of this Agreement to anyone (including any other Bank employee) except to Employee’s attorney, legal counsel, accountant, tax advisors, taxing authorities and spouse (who, in turn, shall also agree not to disclose this Agreement to any third parties), and any such disclosure may be grounds for immediate dismissal and forfeiture of any Severance Payment.

5.	Non-Disparagement. The Employee agrees not to make any statements, written or verbal, or post on any social media sites, or cause or encourage others to make any statements, written or verbal, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of the Released Parties as defined in Section 7, their employees, officers and directors. The Employee acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including but not limited to, the social media, news media, investors, potential investors, any board of directors, trustees, industry analysts, competitors, strategic partners, vendors, employees (past and present), potential employers and clients. The Employee understands and agrees that this Paragraph is a material provision of this Agreement and that any breach of this Paragraph shall be a material breach of this Agreement, and that the Bank would be irreparably harmed by violation of this provision. The Employee agrees that he will be responsible for liquidated damages in the amount of One Thousand Five Hundred Dollars and Zero Cents ($1,500.00) upon proof in a court of competent jurisdiction. This liquidated damages clause is not intended to be a penalty but rather a reasonable estimate of the damages the Bank will incur in the event the Employee violates this Non-Disparagement Provision. The Bank reserves the right to seek actual damages in the event that Employee breaches this Paragraph 5.

6.	Severance. The Severance shall be due and payable to the Employee in accordance with the terms of the Employment Agreement, subject to the occurrence of the Effective Date (as defined in Section 14 below).

7.	Waiver and Release of Rights and Claims. Subject to the proviso set forth below in this Section 7, Employee, individually, and on behalf of his agents, heirs, family members, executors, administrators, agents, Employee’s beneficiaries, successors in interest and assigns, along with anyone claiming by or through him, jointly and severally (collectively the “Releasing Parties”), hereby remise, release, acquit, satisfy and discharge, the Bank, its affiliates, predecessors and successors in interest, assignees, and its past, present or future insurers, partners, shareholders, principals, officers, directors, trustees, supervisors, managers, employees, employees, attorneys, agents, and representatives in their individual and official capacities, and their heirs and legal representatives (collectively, the "Released Parties – Employee and the Bank”), of and from any and all disputes, claims and demands, past, present or future, known or unknown, suspected or unsuspected, fixed or contingent, liquidated or unliquidated, matured or unmatured or contingent, and all manner of action and actions, causes of action, suits, administrative proceedings, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, torts, trespasses, damages, judgments, executions, warranties, claims and demands whatsoever, in law or in equity, whether based in common law, statute, contract, warranty, tort, or otherwise, except to the extent any such dispute, claim or demand relates to (1) enforcement of the terms of this Agreement, (2) the Employee’s entitlement to any benefits payable pursuant to that certain Salary Continuation Agreement by and between Floridian Bank and the Employee, dated March 31, 2009 (as amended November 14, 2013), (3) any vested rights the Employee may have under Seacoast’s tax-qualified retirement or welfare benefit plans, or (4) any right to indemnification or directors’ and officers’ insurance coverage pursuant to section 11 of the Employment Agreement (“Claims”), which the Releasing Parties ever had or now have, or may hereafter raise against the Released Parties with respect to, for, upon or by reason of any matter, cause or thing whatsoever, or for which any personal representative, successor, heir, agent or assign of Employee can, shall or may have, against the Released Parties, including, but not limited to:

A.	Claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement;

B.	Claims under any international, national, federal, state, county, city, judicial, commission, agency or local law, ordinance, executive order, code, rule, regulation, or statute, including but not limited to any fair employment practices statute, employment benefits statute, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964 as amended, the Americans With Disabilities Act, the Americans With Disabilities Act Amendments Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act of 1963 as amended, the Lilly Ledbetter Fair Pay Act, the Civil Rights Acts of 1866, 1871 and 1991, the Fair Labor Standards Act, state and local wage laws, rules and regulations, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Financial Reform and Enforcement Act of 1989, the Immigration Reform and Control Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act of 1970, the Health Maintenance Organization Act of 1973, Executive Orders 11141, 11246, and 11375, the Fair Credit Reporting Act, the Florida Civil Rights Act, the Florida Constitution, the Florida False Claims Act, the Florida Whistleblower Act (Fla. Stat. §448.101-448.105) the Florida Workers Compensation Retaliation Statute (Fla. Stat. §440.205), the Florida Wage Discrimination Law (Fla. Stat. §448.07), the Florida Equal Pay Law, the Florida AIDS Act (Fla. Stat. §§110.125, 381.00 and 760.50), Florida OSHA (Fla. Stat. §442.018(2)), Florida Wage Payment Laws, Florida Discrimination on the Basis of Sickle Cell Trait Law, as well as any claims for any type or kind of discrimination, reverse discrimination, harassment, retaliation, wrongful or retaliatory discharge, constructive discharge whether based on age, sex, race, color, religion, national origin, pregnancy, marital status, disability, genetic information, sexual stereotypes, or any other basis. The Employee acknowledges that this Agreement is intended to comply with the Older Workers Benefit Protection Act. The Employee acknowledges and agrees that he is specifically waiving rights and claims under the Age Discrimination in Employment Act;

C.	Claims for wages, salary, commission, employee benefits, vacation pay or other paid time off, if applicable, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration arising out of the employment relationship with the Released Parties, or otherwise. Employee agrees that he has been paid for all hours worked and wage compensation while employed by the Bank and agrees that the Released Parties do not owe Employee any other monies with regard to any compensation related to his employment relationship, or otherwise with the Bank;

D.	Claims for defamation, invasion of privacy, assault and battery, intentional or negligent infliction of emotional distress, negligence, gross negligence, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, breach of implied or express contract, interference with contractual or advantageous business relationship, fraud, refusal to perform an illegal act, whistleblower, wrongful discharge, false imprisonment, malicious prosecution, abuse of process, and/or torts for any and all alleged acts, omissions, or events through the date of this Agreement;

E.	Claims or demands for, without limitation, penalties, damages, punitive damages, costs, fees, or other expenses, including attorney’s fees, incurred in connection with his employment with the Bank, his separation from that employment, or with any of the above-referenced claims, or claims that arise out of, result from, or are in any manner related to the negotiation and execution of this Agreement;

The Employee understands that the foregoing lists of causes of action which have been waived is meant to be illustrative rather than exhaustive, and understands and acknowledges that he is waiving and releasing the Bank from any and all causes of action of any nature whatsoever with the exception of the proviso below. Employee further acknowledges and agrees that with respect to the rights and claims he is waiving, he waives the right to recover money or any other relief in any action that might be brought on his behalf by any other person or entity, including but not limited to, the United States Equal Employment Opportunity Commission or any other federal, state or local government agency or department; and it is Employee’s intention to fully, finally and forever resolve and release any and all disputes he may have or believe himself to have against the Released Parties with respect to any alleged act occurring before the Effective Date of this Agreement, whether those disputes presently are known or unknown, suspected or unsuspected. Employee understands, agrees and acknowledges that this release and waiver is a full and final bar to any and all claims of any type that he had, or may now have, against the Bank, up through the Effective Date of this agreement, whether arising out of his employment with the Released Parties, or otherwise.

8.	[Termination Benefits. If applicable, Employee’s participation in or rights arising from any medical or health plans sponsored by the Bank in which the Employee is enrolled will cease at the end of the month that the Termination Event occurs, unless otherwise provided herein, by law or by the terms of any applicable plan. The Employee will be advised of any rights to continued healthcare and other benefits coverage by a separate written notification.]

9.	Non-Disclosure of Confidential Information. The Employee acknowledges that he has had access to privileged, confidential, sensitive or proprietary information during the course of the Employee’s employment with the Bank and its subsidiaries and affiliates, successors and assigns, including but not limited to, the Bank’s customer lists, pricing, credit information, profits, sources of funding, plans for future development, and other matters relating to the Bank’s customers. The Employee agrees that, except as required by a lawful order of a court of competent jurisdiction or to the extent that he has received authorization from the Bank, he will not, at any time or in any manner whatsoever, either directly or indirectly, reveal, divulge, disclose or communicate to any person, attorney or corporation or use for his benefit or for the benefit of others any non-public information concerning, the Bank, any of the Bank’s employees, or customers, or business, that he has become aware of by virtue of his employment relationship with the Bank.

10.	Binding Effect. After the Effective Date, this Agreement shall be binding upon the parties hereto, their representatives, agents, successors, assigns, spouse, heirs, legatees, administrators, executors and personal representatives.

11.	Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of law. Jurisdiction of any dispute hereunder shall exclusively be in the state courts located in the 19th Judicial Circuit, in and for Martin County, Florida. The parties hereto expressly agree that any and all factual disputes regarding such matters shall be decided exclusively by a judge sitting without a jury. The Bank shall be entitled to reimbursement of its reasonable attorney’s fees and all costs, damages and injunctive relief if applicable, through all appeals incurred in connection therewith as determined by the court in any such action to enforce its rights under this Agreement, whether or not litigation is actually commenced.

12.	Post-Employment Limitations and Obligations. The Employee acknowledges and agrees that nothing in this Agreement is intended to replace, supersede or supplant the Employee’s independent obligations under the Employment Agreement that specifically following a termination of his employment. By executing this Agreement, the Employee hereby acknowledges and reaffirms all such continuing obligations under the Employment Agreement and applicable law (including, without limitation, his obligations set forth in Section 5, 6, 7 and 8 of the Employment Agreement). These obligations include, without limitation, the Employee’s agreements concerning confidential information, non-recruitment, non-solicitation and non-competition.

13.	Time to Consider Signing Agreement. Employee acknowledges that he has been given a period of forty-five (45) days within which to consider whether to sign the Agreement. If Employee executes the Agreement prior to the expiration of the forty-five (45) day review period, Employee acknowledges that he is voluntarily and knowingly waiving the remainder of such forty-five (45) day review period.

14.	Revocation and Effective Date. Employee understands that he may revoke this Agreement during the seven (7) calendar days following the execution of this Agreement and that the Agreement shall not become effective or enforceable until that seven (7) day revocation period has expired (the “Effective Date”). In order to revoke this Agreement, Employee must deliver a written letter of revocation to Seacoast’s legal counsel, [ ] before the expiration of the revocation period. Employee understands and agrees that, in the event that he revokes this Agreement, this Agreement will become null and void, and the Bank will owe nothing pursuant to this Agreement.

15.	Severability. If any provision of this Agreement, other than the provisions of paragraph 7, is declared illegal or unenforceable by any court of competent jurisdiction and if it cannot be modified to become enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. If the waiver language of this Agreement is declared unenforceable because of actions taken by the Employee or on his behalf, the Employee shall return all monies paid to him under this Agreement and this Agreement shall immediately become null and void, and the Bank shall owe nothing further pursuant to this Agreement.

16.	Entire Agreement. The Employee acknowledges that in deciding to sign this Agreement, he has not relied on any promises or commitments, whether spoken or in writing, made to the Employee by any of the Bank’s representatives, except for what is expressly stated in this Agreement. This Agreement constitutes a single integrated agreement expressing the entire agreement of the Parties hereto. The language of this Agreement shall be construed as a whole, according to its fair meaning, and not strictly construed for or against any of the Parties. This Agreement or any provision hereof or any right herein cannot be cancelled, modified, altered or changed except by a writing signed by the parties wherein specific reference is made to this Agreement. The Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement except for those set forth in this Agreement.

17.	Headings. Section headings are used herein for convenience of reference only and shall not affect the meaning of any provisions of this Agreement.

18.	Acknowledgment. Employee makes the following acknowledgments:

I HAVE READ THIS AGREEMENT. I UNDERSTAND ITS TERMS AND CONDITIONS. I HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT, AND I VOLUNTARILY AGREE TO ABIDE BY ITS TERMS BECAUSE THEY ARE SATISFACTORY TO ME. NO PROMISE OR INDUCEMENT OF ANY KIND HAS BEEN MADE TO ME BY THE SEACOAST OR ANYONE ELSE TO CAUSE ME TO SIGN THIS AGREEMENT, EXCEPT AS SET FORTH ABOVE. I ACKNOWLEDGE THAT THE BENEFITS AND PAYMENTS THAT I WILL RECEIVE AS A RESULT OF SIGNING THIS AGREEMENT ARE ADEQUATE AND THE ONLY CONSIDERATION FOR THIS AGREEMENT. THE BANK HAS ADVISED ME TO CONSULT WITH AN ATTORNEY PRIOR TO ENTERING INTO THIS AGREEMENT.

IN WITNESS THEREOF, the parties have executed this Agreement as of the day and year written above.

Employee

DATE	By:	THOMAS H. DARGAN, JR. , an individual

Seacoast Bank

DATE	By:

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